EXHIBIT 10.1
TOTAL SYSTEM SERVICES, INC.
Board of Directors Compensation
     The Board of Directors of Total System Services, Inc. approved modifications to the compensation to be paid to non-employee directors effective in July of 2009, as set forth below, which modifications were limited to decreasing the company’s contribution to the director stock purchase plan and beginning to pay a retainer to the Chairman of the Executive Committee:
Cash Compensation

Annual Board Retainer	$40,000

Annual Committee Member Retainers
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Executive Committee	$10,000

Annual Committee Chair Retainers*
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Executive Committee	$15,000

Annual Lead Director Retainer	$5,000

*	Note: The committee chair will receive both an annual committee member retainer and an annual committee chair retainer.
Equity Compensation

Annual restricted stock award (in the form of a grant from the TSYS 2008 Omnibus Plan, 3 year cliff vesting)	500 shares

Director Stock Purchase Plan

Annual maximum company cash contribution per director participant to company-sponsored open market stock purchase plan, with company’s contribution equal to 15% of director participant’s cash contribution, subject to annual maximum contribution limit by director of $20,000. Employee directors may participate in this plan.	$10,000